SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K



                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 28, 2001

                 HAHN AUTOMOTIVE WAREHOUSE, INC.
     (Exact name of registrant as specified in its charter)

NEW YORK                0-20984           16-0467030
(State or other   (Commission File     (IRS Employer
jurisdiction of          Number)         Identification No. )
incorporation)


         415 W. Main Street, Rochester, New York  14608
       (Address of principal executive offices)(Zip Code)



Registrant's telephone number, including area code: (716)235-1595


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Item 5.


     The Registrant deems, of importance to its stockholders, the press release set forth in Exhibit 99.1 attached hereto. The Board of Directors, upon recommendation of a Special Committee, has determined that the merger of the Company with an acquisition entity to be formed and headed by Eli N. Futerman and Daniel J. Chessin, President and Chief Executive Officer and Executive Vice President of the Company, respectively, is in the best interest of the Company and its shareholders. The Company has entered into a non-binding letter of intent for the cash-out merger, valued at approximately $1.7 million, or $1.00 per share.

The completion of the merger, is subject to certain conditions, including, but not limited to approval by the majority of the minority shareholders who cast votes, either by proxy or in person, at the shareholder's meeting.

The Company's 2001 annual meeting is currently scheduled  for May
9, 2001.  The Company plans to present for consideration a 1-for-
3 reverse stock split in order to gain recompliance with the Nasdaq SmallCap $1.00 minimum bid requirement.

                           SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              HAHN AUTOMOTIVE WAREHOUSE, INC.

                                        (Registrant)


Dated:  March 28, 2001        By s// Eli N. Futerman
                              Title: President and Chief
                                     Executive Officer



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                         Exhibit Index



     99.1   Press Release dated March 27, 2001





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                          Exhibit 99.1
NEWS BULLETIN

Re:  HAHN AUTOMOTIVE WAREHOUSE, INC.
     415 West Main Street
     Rochester, New York  14608

For Further Information:
AT THE COMPANY
Daniel R. McDonald, Esq., Vice President - General Counsel
Donald T. Hiller, Manager, Investor Relations
(716) 235-1595

FOR IMMEDIATE RELEASE
March 27,  2001

             HAHN AUTOMOTIVE WAREHOUSE, INC.
       ENTERS INTO LETTER OF INTENT WITH BUY-OUT GROUP

FOR  IMMEDIATE  RELEASE - ROCHESTER, NEW YORK,  March  27,  2001:
Hahn Automotive Warehouse, Inc. announced today that it has entered into a non-binding letter of intent for a cash-out merger of the Company with an acquisition entity to be formed by Eli N. Futerman, Daniel J. Chessin and certain related shareholders. Messrs. Futerman and Chessin are the Company's President and Chief Executive Officer and Executive Vice President, respectively. Messrs. Futerman and Chessin, together with the related shareholders, currently hold approximately 64% of the
Company's 4,745,014 shares of outstanding common stock. The Board of Directors, upon the recommendation of a Special Committee, determined that the merger is in the best interest of the Company and its shareholders. The Special Committee, consisting of independent members of the Board, who are neither affiliated nor associated with the buy-out group, recommended approval after evaluating the merger with the advice of independent financial and legal counsel.

      The merger will result in the acquisition by the buy-out group of the approximately 36% of Hahn's outstanding common shares that are publicly held by minority shareholders. Under the merger proposal, these shareholders will receive $1.00 in cash for each common share held, which represents a substantial premium over the market price in effect immediately prior to receipt of the January 18, 2001 initial buy-out proposal and also over recent market prices. Following the merger, the Company's common stock will cease to be publicly traded.

       The  completion  of  the  merger  is  subject  to  certain conditions, including the negotiation of a merger agreement containing terms and conditions mutually satisfactory to the parties, receipt of the consent of Hahn's lender, the availability of satisfactory financing or sufficient funds to the buy-out group to pay the merger consideration and approval of the holders of at least 66 2/3% of the

                           (continued)


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                                                           Page 2



Company's outstanding common shares. The buy-out group has indicated their intent to vote in favor of the transaction at the shareholders' meeting at which the proposal is presented for consideration. In addition, the merger is subject to the approval of a majority of the holders of minority shares who cast votes, either in person or by proxy, at the shareholders' meeting. No assurance can be given that the merger transaction will occur unless and until the above conditions are satisfied.

     The Company's 2001 annual meeting is currently scheduled for May 9, 2001. At the meeting, the Company plans to present for consideration a 1-for-3 reverse stock split in order to gain recompliance with the Nasdaq SmallCap $1.00 per share minimum bid requirement. The Company has sought an extension from Nasdaq beyond March 16, 2001 in order to accomplish this reverse split. Nasdaq has yet to confirm this extension. The Company has also sought a further extension so that the merger proposal can also be presented at the annual meeting. Depending upon Nasdaq's determination, the merger proposal may be presented at a separate special shareholders' meeting.

       Hahn Automotive Warehouse, Inc. is a distributor of automotive aftermarket parts through its seven direct Professional Automotive Warehouse Distribution Centers to the professional installer, 13 strategically located distribution centers to 78 Advantage Auto Stores, and approximately 1,100 independent jobbers, in the Midwest and along the Eastern Seaboard.

       The matters discussed herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are inherently uncertain, and investors must recognize that the Company's plans described herein, including, without limitation, its plans to merge with a buy-out group controlled by Messrs. Futerman and Chessin and the specific terms and structure of such merger may change. The factors that could cause such a change include, among others, the following: the inability to complete the merger of the Company, the failure to obtain the necessary Security and Exchange Commission approvals or third-party consents or satisfy other customary conditions and various other factors referenced in this press release and the Company's other public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.



            HAHN     HAHN     HAHN     HAHN     HAHN


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